Exhibit 10.79

Management Incentive Plan Outline
For Digital Angel Corporation

Annual Incentive Cash Bonus Plan Outline

The Annual Incentive Cash Bonus Plan for 2005 is based upon the following metrics in the percentages indicated:

Revenue	50%
EBITDA	0%
Operating Income	20%
Cash	20%
Management/Board Disc	10%

Bonuses, if earned, based upon the established targets, would be paid at levels between a Minimum Performance level and a Maximum Performance level. Set forth below is the bonus award matrix, with percentages reflecting a percentage of the executives’ salary:

	CEO	Senior Execs	Execs

Minimum	50%	30%	15%
Target	100%	60%	30%
Maximum	200%	120%	60%